EXECUTIVE RESTRICTIVE COVENANT AND SEVERANCE AGREEMENT

This Executive Restrictive Covenant and Severance Agreement (“Agreement”) is made effective as of January 1, 2023 (“Effective Date”), by and between Axalta Coating Systems Ltd., a Bermuda exempted limited liability company (the “Company” and as the context requires the Company shall include the Company’s subsidiaries), Axalta Coating Systems, LLC, a Delaware limited liability company (“Axalta U.S.”) and Chrishan Villavarayan (“Executive”) (collectively, referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, Executive is a key employee of the Company and the Company has requested that Executive agree to be bound by certain restrictive covenants in favor of the Company; and

WHEREAS, the Company and Executive desire to set forth herein the terms and conditions of Executive's compensation in the event of a termination of Executive's employment under certain circumstances; and

WHEREAS, especially in the event of a Change in Control (as defined below), Executive may be vulnerable to dismissal without regard to the quality of Executive's service, and the Compensation Committee of the Board believes that it is in the best interest of the Company and its members to enter into this Agreement in order to ensure fair treatment of Executive and to reduce the distractions and other adverse effects upon such Executive's performance which are inherent in the event of such a Change in Control.

The Parties agree as follows:
1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” means with respect to any person or entity, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity. For purposes of this definition, “control”, when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b) “Average Bonus Amount” means the average annual bonus earned by Executive for the two full fiscal years prior to the fiscal year in which the Qualifying Termination occurs, which, for the avoidance of doubt, shall exclude any sign-on, retention, change in control or similar bonus; provided, that, if the Executive has only been employed for one full fiscal year prior to the year in which the Qualifying Termination occurs, then “Average Bonus Amount” means the annual bonus earned for such full fiscal year; provided, further, if the Executive has not been employed for at least one full fiscal year prior to the year in which the Qualifying Termination occurs, then “Average Bonus Amount” means the Executive’s Bonus Amount.

(c) “Base Amount” means the greater of Executive’s annual base salary at the rate in effect on the day prior to the date of Executive’s Qualifying Termination, without regard to any decrease that may occur after the date of a Change in Control, and in any case shall include all amounts of such base salary that are deferred under any qualified and non- qualified employee benefit plans of the Company or under any other agreement or arrangement.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Bonus Amount” means the Executive’s target annual bonus opportunity as in effect at the time of Executive’s Qualifying Termination, without regard to any decrease that may occur after the date of a Change in Control.

(f) “Cause” shall mean any of the following: (i) Executive’s failure to (A) substantially perform his duties with the Company (other than any such failure resulting from Executive’s Permanent Disability) or (B) comply with, in any material respect, any of the Company’s policies; (ii) the Board’s determination that Executive failed in any material respect to carry out or comply with any lawful and reasonable directive of the Board; (iii) Executive’s breach of a material provision of this Agreement; (iv) Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (v) Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its Affiliate’s) premises or while performing Executive’s duties and responsibilities for the Company; or (vi) Executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its Affiliates. Notwithstanding the foregoing, in the case of clauses (i), (ii) and (iii) above, no Cause will have occurred unless and until the Company has: (a) provided Executive written notice describing the applicable facts and circumstances underlying such finding of Cause; and (b) provided Executive with an opportunity to cure the same within 30 days after the receipt of such notice; provided, however, that Executive shall be provided only one cure opportunity per category of Cause event in any rolling six (6) month period. If the Executive fails to cure the same within such 30 days, then “Cause” shall be deemed to have occurred as of the expiration of the 30-day cure period.

(g) “Change in Control” shall mean and includes each of the following: (i) a transaction or series of transactions occurring after the Effective Date whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing 30% or more of the total combined voting power of the Company’s securities outstanding immediately after such transaction; (ii) during any 12 month period, individuals who, at the beginning of such period, constitute the Board together with any new members of the Board whose election by the Board or nomination for election by the Company’s members was approved by a vote of at least two-thirds of the members of the Board then still in office who either were members of the Board at the beginning of the one- year period or whose election or nomination for election was previously so approved (other than (x) an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, and (y) any member of the Board whose initial assumption of office during such 12 month period in connection with a transaction described in Section 1(g)(iii)(x) below that occurs with a non-Affiliate third party), cease for any reason to constitute a majority thereof; or (iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) after the Effective Date of (x) a merger, consolidation, reorganization, or business combination or (y) a sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, other than a transaction:

(a) in the case of Sections 1(g)(i) and 1(g)(iii), which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, more than seventy percent (70%) of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(b) in the case of Section 1(g)(iii), after which no person or group beneficially owns voting securities representing 30% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (b) as beneficially owning 30% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other interpretive guidance thereunder.

(i) Good Reason” shall mean the occurrence of any of the following events or conditions without Executive’s written consent: (i) a decrease in Executive’s Base Amount, other than a reduction in Executive’s Base Amount of less than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting all other senior executives of the Company, (ii) a material decrease in Executive’s Bonus Amount, (iii) a material decrease in Executive’s authority (including ceasing to report to and/or serve on the Board or the Company no longer being publicly listed) or areas of responsibility as are commensurate with such Executive’s title or position, or (iii) the relocation of Executive’s primary office to a location more than 35 miles from the Company’s then current headquarters. Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions within ninety (90) days of the occurrence of such event or the date upon which Executive reasonably became aware that such an event or condition had occurred. The Company or any successor or Affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive. Any voluntary termination for “Good Reason” following such thirty (30) day cure period must occur no later than the date that is one (1) year following the date notice was provided by Executive. Executive’s voluntary Separation from Service by reason of resignation from employment with the Company for Good Reason shall be treated as involuntary.

(j) “Permanent Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Permanent Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Permanent Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, Permanent Disability shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by Executive to submit to a medical examination for the purpose of determining Permanent Disability shall be deemed to constitute conclusive evidence of Executive’s Permanent Disability.

(k) “Pre-Change in Control Cash Severance Pay” shall mean an amount equal to the greater of (i) two times the Base Amount and Average Bonus Amount, and (ii) two times the Base Amount and Bonus Amount.

(l) “Qualifying Termination” means (i) a termination by Executive of Executive’s employment with the Company for Good Reason, or (ii) a termination by the Company of Executive’s employment with the Company without Cause. Neither a termination of Executive's employment due to Permanent Disability nor a termination of Executive’s employment due to death shall constitute a Qualifying Termination.

(m) “Separation from Service” means a “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto.

2. Severance.

(a) Severance Upon Qualifying Termination. If Executive has a Qualifying Termination that does not occur within two years following a Change in Control, then subject to the requirements of this Section 2 and the Executive’s continued compliance with Sections 3, 4 and 5, Executive shall be entitled to receive, in lieu of any severance payments or other severance benefits to which Executive may otherwise be entitled under any other agreement with or plan, policy or arrangement of the Company, the following payments and benefits:

(i) The Company shall pay to Executive his or her fully earned but unpaid base salary, when due, through the date of Executive’s Qualifying Termination at the rate then in effect, plus all other benefits, if any, under any Company group retirement plan, nonqualified deferred compensation plan, equity award plan or agreement, health benefits plan or other Company group benefit plan to which Executive may be entitled pursuant to the terms of such plans or agreements;

(ii) Subject to Section 2(d) and Section 6, Executive shall be entitled to receive the Pre-Change in Control Cash Severance Pay, payable in regular installments over the 24-month period following the effective date of such Qualifying Termination in accordance with the Company’s regular payroll practices;

(iii) Subject to Section 2(d) and Section 6, to the extent unpaid as of the date of the Qualifying Termination, Executive shall be entitled to receive an amount of cash equal to any annual bonus amount earned by Executive for the Company’s fiscal year prior to the fiscal year in which the Qualifying Termination occurs, paid in the fiscal year in which the Qualifying Termination occurs at the same time annual bonuses are generally paid to the Company’s executives;

(iv) Subject to Section 2(d) and Section 6, Executive shall be entitled to receive payment in an amount equal to the amount of the premiums Executive would be required to pay under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (without regard to whether Executive is eligible for or elects COBRA continuation coverage) to continue Executive’s and Executive’s covered dependents’ medical, dental and vision coverage in effect on the date of Executive’s Qualifying Termination, which amount shall be calculated by multiplying (x) the premium amount for the first month of COBRA coverage by (y) 24 and shall be paid in a single lump sum on the First Payment Date (as defined below), except as otherwise provided in Section 11(h);

(v) All unvested equity or equity-based awards granted to the Executive under any equity compensation plans of the Company shall be treated as provided in the documents governing such awards; and

(vi) Executive shall have no further repayment obligation under the Senior Executive Domestic Relocation Policy.

(b) Severance Upon Qualifying Termination Occurring Within Two Years Following a Change in Control. If Executive has a Qualifying Termination that occurs within two years following a Change in Control, then subject to the requirements of this Section 2 and, the Executive’s continued compliance with Sections 3, 4 and 5, Executive shall be entitled to receive, in lieu of any severance payments or other severance benefits to which Executive may otherwise be entitled under any other agreement with or plan, policy or arrangement of the Company, the following payments and benefits:

(i) The Company shall pay to Executive his or her fully earned but unpaid base salary, when due, through the date of Executive’s Qualifying Termination at the rate then in effect, plus all other benefits, if any, under any Company group retirement plan, nonqualified deferred compensation plan, equity award plan or agreement, health benefits plan or other Company group benefit plan to which Executive may be entitled pursuant to the terms of such plans or agreements;

(ii) Subject to Section 2(d) and Section 6, Executive shall be entitled to receive severance pay in an amount equal to three times the sum of the Base Amount and the Bonus Amount, payable in a single lump sum on the First Payment Date, except as otherwise provided in Section 11(h);

(iii) Subject to Section 2(d) and Section 6, to the extent unpaid as of the date of the Qualifying Termination, Executive shall be entitled to receive an amount of cash equal to any annual bonus amount earned by Executive for the Company’s fiscal year prior to the fiscal year in which the Qualifying Termination occurs, paid in the fiscal year in which the Qualifying Termination occurs at the same time annual bonuses are generally paid to the Company’s executives;

(iv) Subject to Section 2(d) and Section 6, Executive shall be entitled to receive payment in an amount equal to the amount of the premiums Executive would be required to pay under COBRA (without regard to whether Executive is eligible for or elects COBRA continuation coverage) to continue Executive’s and Executive’s covered dependents’ medical, dental and vision coverage in effect on the date of Executive’s Qualifying Termination, which amount shall be calculated by multiplying the premium amount for the first month of COBRA coverage by 36 and shall be paid in a single lump sum on the First Payment Date, except as otherwise provided in Section 11(h);

(v) Subject to Section 2(d) and Section 6 and notwithstanding anything to the contrary in any existing equity award agreement, all unvested equity or equity-based awards granted to Executive under any equity compensation plans of the Company shall immediately become 100% vested; provided that, unless a provision more favorable to Executive is included in an applicable award agreement, with respect to any such awards that are subject to performance-based vesting conditions, the number of common shares underlying such awards that will become 100% vested shall be calculated based on the terms of the applicable award agreement regarding the determination of the applicable performance conditions in connection with a Change in Control (or Qualifying Termination within two years thereafter); and

(vi) Executive shall have no further repayment obligation under the Senior Executive Domestic Relocation Policy.

(c) Other Terminations. Upon Executive’s termination of employment for any reason other than as set forth in Section 2(a) and Section 2(b), the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive (i) Executive’s fully earned but unpaid base salary, through the date of termination at the rate then in effect and (ii) all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or applicable law. Upon Executive’s death or Permanent Disability, Executive (and his estate) shall (i) be entitled to a prorated portion of the annual bonus amount otherwise payable in respect of the fiscal year in which such event occurs and (ii) have no further repayment obligation under the Senior Executive Domestic Relocation Policy.

(d) Release. As a condition to Executive’s receipt of any amounts set forth in Section 2(a) or Section 2(b) above, Executive shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in the form substantially similar to the form attached hereto as Exhibit A (and any statutorily prescribed revocation period applicable to such Release shall have expired) within the thirty (30) day period following the date of Executive’s Qualifying Termination.

(e) Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In addition, the severance payments provided for in Section 2(a) and 2(b) above are intended to be paid in lieu of any severance payments Executive may otherwise be entitled to receive under any other plan, program, policy or agreement with the Company or any of its affiliates.

(f) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 2 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 2 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 2 as long as such offset will not result in adverse tax consequences under Section 409A (as defined below).

(g) Return of the Company’s Property. If Executive’s employment is terminated for any reason, the Company shall have the right, at its option, to require Executive to vacate his or her offices prior to or on the effective date of termination and to cease all activities on the Company’s behalf. Upon the termination of his or her employment in any manner, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company.

(h) Parachute Payments.

(a) It is the objective of this Agreement to maximize Executive’s Net After-Tax Benefit (as defined herein) if payments or benefits provided under this Agreement are subject to excise tax under Section 4999 of the Code. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 2(a) and Section 2(b) hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the cash severance payments shall first be reduced, and the non-cash severance payments shall thereafter be reduced to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) The Total Payments shall be reduced by the Company in the following order: (i) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code, (ii) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting or payments with respect to any equity award with respect to the Company’s common shares that is exempt from Section 409A of the Code, (iii) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting and payments with respect to any equity award with respect to the Company’s common shares that are exempt from Section 409A of the Code, and (iv) reduction of any payments attributable to the acceleration of vesting or payments with respect to any other equity award with respect to the Company’s common shares that are exempt from Section 409A of the Code.

(c) All determinations regarding the application of this Section 2(h) shall be made by an accounting or consulting firm with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (“Independent Advisors”). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

(d) In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 2(h), the excess amount shall be returned immediately by Executive to the Company.

(i) Withholding. All compensation and benefits to Executive hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

3. Restrictive Covenants.

(a) Executive acknowledges that Executive has been provided with Confidential Information (as defined below) and, during Executive’s employment with the Company, the Company from time to time will provide Executive with access to Confidential Information. In consideration for the rights provided to Executive as set forth in this Agreement, Executive’s continued employment with the Company (subject to Section 10), and the Company’s provision of Confidential Information, and Executive’s agreements regarding the use of same, in order to protect the value of any Confidential Information, the Company and Executive agree to the following provisions against unfair competition, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:

(i) Executive shall not, at any time during the period beginning on the Effective Date and ending on the date that is 24 months following the date of termination directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any portion of the Business (as defined below) of the Company anywhere in the world. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity.

(ii) Executive shall not, at any time during the period beginning on the Effective Date and ending on the date that is 24 months following the date of termination directly or indirectly (i) solicit, divert or take away any Business customers, Business clients, or Business acquisition or other Business opportunity of the Company, (ii) contact or solicit, with respect to hiring, or hire any employee of the Company or any person employed by the Company at any time during the 12 month period immediately preceding the date of termination, (iii) induce or otherwise counsel, advise or encourage any employee of the Company to leave the employment of the Company, or (iv) induce any distributor, representative or agent of the Company to terminate or modify its relationship with the Company.

(b) In the event the terms of this Section 3 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(c) As used in this Section 3, (i) the term “Company” shall include the Company and its direct and indirect parents and subsidiaries and (ii) the term “Business” shall mean the business of the Company and shall include the manufacturing and sale of automotive and industrial paints, coatings and related products, as such business may be expanded or altered by the Company, all as in effect during the term of Executive’s employment with the Company.

(d) Executive represents that Executive’s employment by the Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by Executive prior to Executive’s employment by the Company. During Executive’s employment by the Company, Executive agrees that Executive will not violate any non-solicitation agreements that Executive entered into with any former employer or improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Executive bring onto the premises of the Company or its affiliates or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.

4. Non-disclosure of Proprietary Information

(a) Except in connection with the faithful performance of Executive’s duties for the Company or pursuant to Section 4(c) and (e), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity (other than the Company) any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public or is publicly available or has become public knowledge prior to the date Executive proposes to disclose or use such information, provided, that such publishing or public availability or knowledge of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 4(a) or any other similar provision by which Executive is bound, or from any third-party breaching a provision similar to that found under this Section 4(a). For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available.

(b) Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes.

(c) Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at

Company’s expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules.

(d) As used in this Section 4 and Section 5, the term “Company” shall include the Company and its direct and indirect parents and subsidiaries.

(e) Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 4(c) above), (ii) prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation, (iii) disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (iv) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (v) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations.

5. Non-Disparagement. Each Party (which, in the case of the Company, shall mean its officers and the members of the Board) agrees, during Executive’s employment with the Company and following the date of Executive’s termination, to refrain from Disparaging (as defined below) the other Party and its Affiliates, including, in the case of the Company, any of its (1) services, technologies or practices, (2) directors or officers, or (3) in connection with their positions, authorities or duties with the Company, employees, agents or representatives, either orally or in writing. Nothing in this paragraph shall preclude any Party from making truthful statements that are reasonably necessary to (a) comply with applicable law, regulation or legal process, (b) report possible violations of applicable law or regulation to any governmental agency or entity, including any such report made in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation or (c) defend or enforce a Party’s rights under this Agreement. For purposes of this Agreement, “Disparaging” means public remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the person being disparaged. Regardless of whether made publicly, “Disparaging” conduct against the Company and its Affiliates shall include communications to any customer or prospective customer, any employee or prospective employee, any supplier or prospective supplier, any service provider or prospective service provider, any lender or prospective lender and/or any prospective member of the Board.

6. Condition to Severance Obligations; Claw-back. The Company shall be entitled to cease all severance payments and benefits to Executive in the event of Executive’s material breach any of the provisions of Sections 3, 4, 5 or 7 of this Agreement. All payments and benefits provided to Executive pursuant to this Agreement will be subject to any Company claw-back policy adopted to comply with applicable laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) and any such payments or benefits may be forfeited, adjusted or subject to recoupment as a result of the implementation of such claw-back policy.

7. Inventions. All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during Executive’s employment with the Company, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

8. Injunctive Relief. It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 3, 4, 5 and 7 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 3, 4, 5 and 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief without the requirement to post bond.

9. Agreement to Arbitrate. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by a binding arbitration process administered by JAMS/Endispute in Philadelphia, Pennsylvania. Such arbitration shall be conducted in accordance with the then-existing JAMS/Endispute Rules of Practice and Procedure, with the following exceptions if in conflict: (a) one arbitrator who is a retired judge shall be chosen by JAMS/Endispute; (b) each Party to the arbitration will pay one-half of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any Party if written notice (pursuant to the JAMS/Endispute rules and regulations) of the proceedings has been given to such Party. The Company shall pay its attorney’s fees and expenses and, unless the Arbitrator determines that Executive’s claim or defense was frivolous or without merit, Executive’s attorney’s fees and expenses incurred in connection with any controversy, claim or dispute arising out of or relating to this Agreement. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or specific performance as provided in this Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties, except where necessary or compelled in a Court to enforce this arbitration provision or an award from such arbitration or otherwise in a legal proceeding. If JAMS/Endispute no longer exists or is otherwise unavailable, the Parties agree that the American Arbitration Association (“AAA’) shall administer the arbitration in accordance with its then-existing rules as modified by this subsection. In such event, all references herein to JAMS/Endispute shall mean AAA. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

10. At-Will Employment Relationship. Executive’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without Cause or advance notice, by either Executive or the Company. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and an authorized representative of the Company. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its Affiliates. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of the Company.

11. General Provisions.

(a) Successors and Assigns. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The failure of any such successor to so assume this Agreement shall constitute a material breach of this Agreement by the Company. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(b) Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(c) Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Either Party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that Party thereafter from enforcing each and every other provision of this Agreement.

(d) Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the United States and the Commonwealth of Pennsylvania applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in Philadelphia, Pennsylvania, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each Party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Pennsylvania law.

(e) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address set forth below and to the Company at its principal place of business, or such other address as either Party may specify in writing.

(f) Survival. All Sections of this Agreement shall survive termination of Executive’s employment with the Company, except Section 10.

(g) Entire Agreement. This Agreement, along with that certain offer letter agreement between the Company and Executive (including the Exhibits referenced therein) dated November 15, 2022, and any covenants and agreements incorporated herein by reference as set forth in Section 6 as well as any schedules or exhibits hereto together constitute the entire agreement between the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations, and agreements. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(h) Code Section 409A.

(i) The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii) Notwithstanding anything in this Agreement to the contrary, to the extent required to ensure that any compensation or benefits payable under this Agreement to Executive that is designated under this Agreement as payable upon Executive’s termination of employment or otherwise references a date of termination, comply with or satisfy an exemption from Section 409A of the Code, such compensation and benefits shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the thirtieth (30th) day following Executive’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to Executive during the thirty (30) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

(iii) Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv) Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(v) To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year and the amount of in-kind benefits provided in one year shall not affect the amount eligible for reimbursement or in-kind benefits to be provided in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement or in-kind benefits under this Agreement will not be subject to liquidation or exchange for another benefit.
Notwithstanding anything in this Agreement to the contrary, in the event a Change in Control does not constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5), any portion of Executive’s cash severance payable pursuant to Section 2(b) that does not satisfy an exemption from Section 409A shall be paid at the same time and in the same manner as the related cash severance would have been paid under Section 2(a).
(i) Source of Funds. Cash amounts payable to Executive under this Agreement shall be from the general funds of Axalta U.S. and Axalta U.S. shall be the primary obligor with respect to cash amounts payable to Executive under this Agreement. Executive's rights to unpaid amounts under this Agreement shall be solely those of an unsecured creditor of Axalta U.S.

(j) Expense Reimbursements. Notwithstanding anything to the contrary herein, in connection with Executive’s termination of employment under this Agreement, the Company shall reimburse Executive for all reasonable travel and other expenses incurred prior to such termination of employment under the Company’s expense reimbursement policy in connection with Executive’s performance of duties to the Company.

(k) Consultation with Legal and Financial Advisors. By executing this Agreement, Executive acknowledges that this Agreement confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged Executive to consult with Executive’s personal legal and financial advisors; and that Executive has had adequate time to consult with Executive’s advisors before executing this Agreement.

(l) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

THE FOLLOWING PERSONS HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE FOLLOWING PERSONS HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Executive

By: /s/ Chrishan Villavarayan
Dated: November 15, 2022

Axalta Coating Systems Ltd.

By: /s/ Rakesh Sachdev
Name: Rakesh Sachdev
Title: Interim CEO and President
Dated: November 15, 2022

Axalta Coating Systems, LLC

By: /s/ Rakesh Sachdev
Name: Rakesh Sachdev
Title: Interim CEO and President
Dated: November 15, 2022

EXHIBIT A

GENERAL RELEASE OF CLAIMS
[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

Separation Agreement and Release
This Separation Agreement and Release (“Agreement”) is made by and between Chrishan Villavarayan (“Executive”) and Axalta Coating Systems Ltd., a Bermuda exempted limited liability company (the “Company” and as the context requires the Company shall include the Company’s subsidiaries) (collectively, referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Executive Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Executive Restrictive Covenant and Severance Agreement, dated as of November 15, 2022 (the “Executive Agreement”); and

WHEREAS, in connection with Executive’s termination of employment with the Company or a subsidiary or affiliate of the Company effective , 20 , the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company or Executive’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments described in Section 2 of the Executive Agreement, which, pursuant to the Executive Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:
1. Severance Payments; Salary and Benefits. The Company agrees to provide Executive with the severance payments and benefits described in Section [2(a)/2(b)] of the Executive Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Executive Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Executive Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section [2(a)/2(b)] of the Executive Agreement, subject to and in accordance with the terms thereof.

2. Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company any of its Affiliates, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, members, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 7 below), including, without limitation:

(a) any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any common shares or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

(e) any and all claims for violation of the federal or any state constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(h) any and all claims for attorneys’ fees and costs.
Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the

Company or its affiliates and Executive’s right under applicable law and any Retained Claims. This release further does not release claims for breach of Section [2(a)/2(b)] of the Executive Agreement.

3. Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

6. Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Section 9 and Sections 11(d), and (e) of the Executive Agreement.

7. Effective Date. If Executive has attained or is over the age of 40 as of the date of Executive’s termination of employment, then each Party has seven days after that Party signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”). If Executive has not attained the age of 40 as of the date of Executive’s termination of employment, then the “Effective Date” shall be the date on which Executive signs this Agreement.

8. Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated:

EXECUTIVE

COMPANY

Dated:
By:
Name:
Title: